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DENBURY RESOURCES CLOSES FARM-DOWN OF 50% OF ITS WORKING INTEREST IN FOUR TEXAS CONVENTIONAL OIL FIELDS

PLANO, TX – March 5, 2020 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that it has closed the previously-announced farm-down transaction with a subsidiary of Navitas Petroleum (TASE: NVPT.L, “Navitas”) for the sale of half of its nearly 100% working interest position in four southeast Texas oil fields (consisting of Webster, Thompson, Manvel and East Hastings) for $50 million cash and a carried interest in ten wells to be drilled by Navitas. Estimated net cash to Denbury from the sale is approximately $40 million after adjusting for interim cash flow from the properties between the January 1, 2019 effective date and the closing date. Production associated with the working interests sold averaged 1,170 barrels of oil equivalent per day for the fourth quarter of 2019, and proved reserves associated with the working interests sold were approximately 4.1 million barrels of oil as of December 31, 2019.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to carbon dioxide enhanced oil recovery (CO2 EOR) operations. For more information about Denbury, please visit www.denbury.com.

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DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383